Exhibit 99.1

News Release – July 27, 2017

CubeSmart Reports Second Quarter 2017 Results:

FFO Per Share Grows 8.3%; Same-Store NOI Increases 5.0%

MALVERN, PA -- (Marketwired) – July 27,  2017 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and six months ended June 30, 2017.

“We are pleased with our second quarter performance, which reflects steady, broad-based demand and the competitive impact of new supply in select markets,” commented President and Chief Executive Officer Christopher P. Marr. “Our recent new developments, specifically those located in the boroughs of New York City, are leasing-up ahead of expectations, and our third-party management platform continues to rapidly expand. Our balance sheet is in excellent shape and we remain focused on creating long-term shareholder value by maximizing store level cash flow and maintaining a disciplined approach to capital allocation.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.39, representing a year-over-year increase of 8.3%.
•	Increased same-store (432 stores) net operating income (“NOI”) 5.0% year over year, driven by 4.2% revenue growth and a 2.5% increase in property operating expenses.
•	Same-store occupancy averaged 93.8% during the quarter, ending the quarter with same-store occupancy of 94.6%, a 20 basis point increase year over year.
•	Closed on two store acquisitions totaling $21.9 million.
•	Closed on a property that the Company previously had under contract to acquire upon completion of construction and issuance of certificate of occupancy (“C/O”) for $11.2 million.
•	Issued $100 million of unsecured senior notes at a weighted average effective interest rate of 3.653%.

Funds from Operations

FFO, as adjusted, was $72.3 million for the second quarter of 2017, compared with $65.4 million for the second quarter of 2016. FFO per share, as adjusted, increased 8.3% to $0.39 for the second quarter of 2017, compared with $0.36 for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired two properties for $21.9 million during the three and six months ended June 30, 2017.  These acquired stores are located in Maryland and California.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. These agreements are structured as either purchases at C/O or as joint venture developments. During the second quarter of 2017, the Company acquired a property located in Riverwoods, Illinois at C/O for a total investment of $11.2 million. For the six months ended June 30, 2017, the Company

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acquired one property at C/O and opened for operation one wholly-owned development property for $20.9 million.

As of June 30, 2017, the Company had three properties under contract to purchase at C/O for a total acquisition price of $49.9 million.  The stores are located in Illinois (1) and Florida (2). The purchase of the three properties is expected to occur at various times between the fourth quarter of 2017 and first quarter of 2018. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of June 30, 2017, the Company had seven joint venture development properties and one wholly owned project under development. The Company anticipates investing a total of $337.5 million related to these projects and had invested $160.3 million of that total as of June 30, 2017. These stores are located in New York (5), Massachusetts (1), New Jersey (1), and Washington, D.C. (1). The eight projects are expected to open at various times between the third quarter of 2017 and the first quarter of 2019. During the quarter, the Company opened for operation approximately 7.4% of the total expected net rentable square feet of its joint venture development property in New York, New York, which is expected to have a total investment of $74.3 million upon the store’s completion during the third quarter of 2017.

Third-Party Management

As of June 30, 2017, the Company’s third-party management program included 390 stores totaling 25.5 million square feet. During the three and six months ended June 30, 2017, the Company added 37 stores and 81 stores, respectively, to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at June 30, 2017 included 432 stores containing approximately 29.5 million rentable square feet, or approximately 89.0% of the aggregate rentable square feet of the Company’s 478 owned stores.  These same-store properties represented approximately 92.4% of property net operating income for the quarter ended June 30, 2017.

Same-store physical occupancy at period end for the second quarter of 2017 was 94.6%, compared with 94.4% for the same quarter of last year.  Same-store revenues for the second quarter of 2017 increased 4.2%, and same-store operating expenses increased 2.5% from the same quarter in 2016. Same-store net operating income increased 5.0%, as compared with the same period in 2016.

Operating Results

As of June 30, 2017, the Company’s total owned portfolio included 478 stores containing 33.2 million rentable square feet and had a physical occupancy of 93.0%.

Revenues increased $12.0 million and property operating expenses increased $3.2 million in the second quarter of 2017, as compared with the same period in 2016.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio as well as revenues generated from property acquisitions and recently opened development properties. Increases in property operating expenses were primarily attributable to a $0.9 million increase in same-store expenses and a $1.9 million of increased expenses associated with newly acquired stores.

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Interest expense increased from $12.2 million during the three months ended June 30, 2016 to $14.0 million during the three months ended June 30, 2017, an increase of $1.8 million.  The increase is attributable to a higher amount of outstanding debt during the 2017 period, partially offset by lower interest rates during the 2017 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended June 30, 2017 increased approximately $243 million from the same period in 2016 from $1,390 million to $1,633 million. The weighted average effective interest rate on our outstanding debt decreased from 3.83% for the three months ended June 30, 2016 to 3.80% for the three months ended June 30, 2017.

The Company reported net income attributable to the Company’s common shareholders of $32.5 million, or $0.18 per common share, in the second quarter of 2017, compared with net income attributable to the Company’s common shareholders of $18.9 million, or $0.11 per common share, in the second quarter of 2016.

Financing Activity

On April 4, 2017, the Operating Partnership issued $50.0 million of its 4.375% Senior Notes due 2023 (the “2023 Notes”) and $50.0 million of its 4.000% Senior Notes due 2025 (the “2025 Notes”). The 2023 Notes are part of the same series as the $250.0 million principal amount of 2023 notes that the Operating Partnership issued on December 17, 2013. The 2023 Notes were priced at 105.040% of the principal amount to yield 3.495% to maturity. The 2025 Notes are part of the same series as the $250.0 million principal amount of 2025 notes that the Operating Partnership issued on October 26, 2015. The 2025 Notes were priced at 101.343% of the principal amount to yield 3.811% to maturity. Net proceeds from the offerings were used to repay the Company’s unsecured term loan that was scheduled to mature in June 2018. Unamortized loan procurement costs of $0.2 million were written off in conjunction with the repayment.

During the quarter and year to date, the Company did not sell any common shares of beneficial interest through its “at-the-market” equity program (“ATM”). As of June 30, 2017, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On May 31, 2017, the Company declared a dividend of $0.27 per common share. The dividend was paid on July 17, 2017 to common shareholders of record on July 3, 2017.

2017 Financial Outlook

The Company is adjusting its previously issued estimates and maintaining its underlying assumptions for 2017 guidance. Fully diluted FFO per share, as adjusted, for 2017 is now expected to be between $1.53 and $1.57 (previously between $1.52 and $1.57). The Company’s estimates are based on the following key operating assumptions:

•	For 2017, a same-store pool consisting of 432 properties totaling 29.5 million square feet
•	Same-store net operating income (“NOI”) growth of 4.0% to 5.0% over 2016, driven by revenue growth of 3.75% to 4.75% and expense growth of 4.0% to 5.0%
•	General and administrative expenses of approximately $35.0 million to $36.0 million

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new stores opened in 2015 for a total investment of $65.1 million.

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o	Five new stores opened in 2016 for a total investment of $133.4 million.
o

Two new wholly-owned development properties and two new joint venture development properties are expected to open in 2017 for a total investment of $159.7 million. As of June 30, 2017, one wholly-owned property has opened for $9.7 million and one joint venture development property partially opened during the quarter and is expected to be completed in the third quarter for $74.3 million.

o	Three new stores are expected to be acquired at C/O in 2017 for a total investment of $40.3 million, of which one property has been acquired for $11.2 million.
o	Approximately $0.06 to $0.07 per share of dilution in 2017 related to development activity.

•	Impact of financing activity:
o

Funding 2017 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2017 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2017, the Company is targeting $25 million to $75 million of acquisitions, excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above, and $0 to $50 million of dispositions.

2017 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.70	to	$0.74
Plus: real estate depreciation and amortization	0.83		0.83
FFO per diluted share, as adjusted	$1.53	to	$1.57

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending September 30, 2017 will be between $0.40 and $0.41, and that its fully diluted earnings per share for the period will be between $0.19 and $0.20.

3rd Quarter 2017 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.19	to	$0.20
Plus: real estate depreciation and amortization	0.21		0.21
FFO per diluted share, as adjusted	$0.40	to	$0.41

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, July 28, 2017 to discuss financial results for the three and six months ended June 30, 2017.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10109491.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through August 28, 2017.  The replay numbers are 1-

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877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10109491.

Supplemental operating and financial data as of June 30, 2017 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2017 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income

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(loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

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•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Second Quarter 2017	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2017	2016
	(unaudited)

ASSETS
Storage properties	$4,071,098	$3,998,180
Less: Accumulated depreciation	(719,214)	(671,364)
Storage properties, net (including VIE assets of $230,599 and $208,048, respectively)	3,351,884	3,326,816
Cash and cash equivalents	8,077	2,973
Restricted cash	4,164	7,893
Loan procurement costs, net of amortization	1,875	2,150
Investment in real estate ventures, at equity	93,757	98,682
Other assets, net	33,481	36,514
Total assets	$3,493,238	$3,475,028

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,141,928	$1,039,076
Revolving credit facility	60,000	43,300
Unsecured term loans, net	299,195	398,749
Mortgage loans and notes payable, net	112,977	114,618
Accounts payable, accrued expenses and other liabilities	126,621	93,764
Distributions payable	49,382	49,239
Deferred revenue	21,964	20,226
Security deposits	422	412
Total liabilities	1,812,489	1,759,384

Noncontrolling interests in the Operating Partnership	59,416	54,407

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 180,197,464 and 180,083,111 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	1,802	1,801
Additional paid-in capital	2,306,086	2,314,014
Accumulated other comprehensive loss	(666)	(1,850)
Accumulated deficit	(691,778)	(658,583)
Total CubeSmart shareholders’ equity	1,615,444	1,655,382
Noncontrolling interests in subsidiaries	5,889	5,855
Total equity	1,621,333	1,661,237
Total liabilities and equity	$3,493,238	$3,475,028

Second Quarter 2017	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

REVENUES
Rental income	$121,224	$111,538	$238,281	$216,535
Other property related income	13,880	12,643	26,863	24,406
Property management fee income	3,455	2,345	6,452	4,456
Total revenues	138,559	126,526	271,596	245,397
OPERATING EXPENSES
Property operating expenses	44,821	41,607	89,695	81,826
Depreciation and amortization	36,736	41,448	74,855	80,804
General and administrative	8,800	7,891	18,294	16,119
Acquisition related costs	668	2,563	827	4,905
Total operating expenses	91,025	93,509	183,671	183,654
OPERATING INCOME	47,534	33,017	87,925	61,743
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(13,975)	(12,200)	(27,574)	(24,284)
Loan procurement amortization expense	(776)	(611)	(1,482)	(1,216)
Equity in losses of real estate ventures	(253)	(724)	(1,025)	(1,236)
Other	308	901	200	1,231
Total other expense	(14,696)	(12,634)	(29,881)	(25,505)
NET INCOME	32,838	20,383	58,044	36,238
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(427)	(227)	(704)	(399)
Noncontrolling interest in subsidiaries	47	268	104	335
NET INCOME ATTRIBUTABLE TO THE COMPANY	32,458	20,424	57,444	36,174
Distribution to preferred shareholders	—	(1,502)	—	(3,004)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$32,458	$18,922	$57,444	$33,170

Basic earnings per share attributable to common shareholders	$0.18	$0.11	$0.32	$0.19
Diluted earnings per share attributable to common shareholders	$0.18	$0.11	$0.32	$0.19

Weighted-average basic shares outstanding	180,183	177,880	180,174	176,838
Weighted-average diluted shares outstanding	181,189	179,221	181,198	178,172

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Same-Store Facility Results (432 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Percent	June 30,		Percent
	2017	2016	Change	2017	2016	Change

REVENUES
Rental income	$110,659	$106,051	4.3%	$218,012	$207,900	4.9%
Other property related income	11,691	11,315	3.3%	22,887	21,938	4.3%
Total revenues	122,350	117,366	4.2%	240,899	229,838	4.8%

OPERATING EXPENSES
Property taxes	12,904	11,986	7.7%	25,696	23,754	8.2%
Personnel expense	10,016	9,512	5.3%	19,860	19,285	3.0%
Advertising	2,117	2,505	(15.5)%	3,789	3,964	(4.4)%
Repair and maintenance	1,458	1,457	0.1%	2,785	2,632	5.8%
Utilities	3,223	3,160	2.0%	6,881	6,980	(1.4)%
Property insurance	639	820	(22.1)%	1,353	1,759	(23.1)%
Other expenses	4,715	4,776	(1.3)%	10,038	9,787	2.6%

Total operating expenses	35,072	34,216	2.5%	70,402	68,161	3.3%

Net operating income (1)	$87,278	$83,150	5.0%	$170,497	$161,677	5.5%

Gross margin	71.3%	70.8%		70.8%	70.3%

Period end occupancy (2)	94.6%	94.4%		94.6%	94.4%

Period average occupancy (3)	93.8%	93.6%		93.0%	92.7%

Total rentable square feet	29,542			29,542

Realized annual rent per occupied square foot (4)	$15.97	$15.37	3.9%	$15.87	$15.19	4.5%

Scheduled annual rent per square foot (5)	$17.03	$17.01	0.1%	$16.59	$16.50	0.5%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$87,278	$83,150		$170,497	$161,677
Non same-store net operating income (1)	7,229	3,523		13,486	5,295
Indirect property overhead (6)	(769)	(1,754)		(2,082)	(3,401)
Depreciation and amortization	(36,736)	(41,448)		(74,855)	(80,804)
General and administrative expense	(8,800)	(7,891)		(18,294)	(16,119)
Acquisition related costs	(668)	(2,563)		(827)	(4,905)

Operating Income	$47,534	$33,017		$87,925	$61,743

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at June 30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Second Quarter 2017	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income attributable to the Company's common shareholders	$32,458	$18,922	$57,444	$33,170

Add:
Real estate depreciation and amortization:
Real property	36,078	40,831	73,553	79,730
Company's share of unconsolidated real estate ventures	2,479	2,852	5,259	5,243
Noncontrolling interests in the Operating Partnership	427	227	704	399

FFO attributable to common shareholders and OP unitholders	$71,442	$62,832	$136,960	$118,542

Add:
Loan procurement amortization expense - early repayment of debt	190	—	190	—
Acquisition related costs (1)	668	2,604	827	5,082

FFO, as adjusted, attributable to common shareholders and OP unitholders	$72,300	$65,436	$137,977	$123,624

Earnings per share attributable to common shareholders - basic	$0.18	$0.11	$0.32	$0.19
Earnings per share attributable to common shareholders - diluted	$0.18	$0.11	$0.32	$0.19
FFO per share and unit - fully diluted	$0.39	$0.35	$0.75	$0.66
FFO, as adjusted per share and unit - fully diluted	$0.39	$0.36	$0.75	$0.69

Weighted-average basic shares outstanding	180,183	177,880	180,174	176,838
Weighted-average diluted shares outstanding	181,189	179,221	181,198	178,172
Weighted-average diluted shares and units outstanding	183,477	181,430	183,358	180,356

Dividend per common share and unit	$0.27	$0.21	$0.54	$0.42
Payout ratio of FFO, as adjusted	69.2%	58.3%	72.0%	60.9%

(1)	Acquisition related costs for the six months ended June 30, 2016 include $0.2 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

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